[Palmetto Bank Logo Omitted]


FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CONTACT:
APRIL 10, 2003                              PENNY KREIN, 864/984-8395
                                            kreinp@palmettobank.com



             PALMETTO BANCSHARES, INC. REPORTS RECORD FIRST QUARTER

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the quarter ending March 31, 2003 of $2.9 million, an 18.2% increase over the same period of 2002.

Net income per share (diluted) was $.45, an 18.4% increase over the $.38 per diluted share reported for the first quarter of 2002.

Return on average shareholders' equity was 17.01% for the three months ended March 31, 2003, compared with 16.33% for the end of first quarter 2002. Return on average assets for first quarter 2003 was 1.42%, up from 1.34% for the same period of 2002.

Total assets at the end of the first quarter were $853.1 million, an increase of 11.6%, or $88.6 million, over total assets at March 31, 2002.

At March 31, 2003, total loans increased 15.6% to $657.7 million, while total deposits rose to $772.0 million, a 10.7% increase over March 31, 2002.

"We attribute the success of the first quarter to record asset growth and a significant boost from both interest and non-interest income sources, as well as excellent overhead expense control," said Leon Patterson, chairman and chief executive officer.

As The Palmetto Bank, one of the oldest community banks in South Carolina, nears its one hundredth birthday, we continue to strive toward our 2006 vision of becoming the Upstate's leading community bank. Founded in 1906, The Palmetto Bank is an independent Upstate based financial institution, currently with 30 locations in twenty communities throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.


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(Date Reported: April 10, 2003)